Exhibit 8(o)

WAIVER RELIANCE LETTER

October 1, 2002

BlackRock Funds
100 Bellevue Parkway
Wilmington, DE 19809

Ladies and Gentlemen:

BlackRock Advisors, Inc. (“BAI”), PFPC Inc. (“PFPC”) and BlackRock Funds (the “Fund”) have entered into an Administration Agreement, dated as of May 13, 1998 (the “Administration Agreement”), pursuant to which BAI and PFPC have each agreed to furnish certain administration services to the Fund on the terms and subject to the conditions of the Administration Agreement. PFPC and the Fund have entered into a Transfer Agency Agreement, dated as of October 4, 1989, as amended (the “Transfer Agency Agreement” and, together with the Administration Agreement, the “Agreements”), pursuant to which PFPC has agreed to furnish certain transfer agency services to the Fund on the terms and subject to the conditions of the Transfer Agency Agreement.

Each of BAI and PFPC has covenanted to the Fund that they will waive receipt of certain payments under the Agreements that would be expenses of the Fund, as set forth below. BAI and PFPC understand that you intend to disclose this undertaking in your Registration Statement on Form N-1A and certain of the prospectuses included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectuses and authorizes you to offset the appropriate amount of the waived payments described herein against the payments due under the Agreements.

BAI and PFPC will waive receipt of certain class-specific payments (as described in Appendix B to the Administration Agreement) that would be expenses of the indicated share classes of the indicated investment portfolios of the Fund under the Administration Agreement in the following amounts:

Portfolio and Share Class	Waiver (as a % of average daily net assets attributable to share class)
Core Bond Total Return
Investor A Shares Investor B Shares Investor C Shares
.05% of the first $500 million of average daily net assets allocated to each respective class of shares, .04% of the next $500 million of such average daily net assets, and .03% of all average daily net assets allocated to a class of shares in excess of $1 billion

Core PLUS Total Return
Investor A Shares Investor B Shares Investor C Shares
.05% of the first $500 million of average daily net assets allocated to each respective class of shares, .04% of the next $500 million of such average daily net assets, and .03% of all average daily net assets allocated to a class of shares in excess of $1 billion

Low Duration Bond
Investor A Shares Investor B Shares Investor C Shares
.05% of the first $500 million of average daily net assets allocated to each respective class of shares, .04% of the next $500 million of such average daily net assets, and .03% of all average daily net assets allocated to a class of shares in excess of $1 billion

Intermediate Bond
Investor A Shares Investor B Shares Investor C Shares
.05% of the first $500 million of average daily net assets allocated to each respective class of shares, .04% of the next $500 million of such average daily net assets, and .03% of all average daily net assets allocated to a class of shares in excess of $1 billion

PFPC will waive receipt of certain payments that would be expenses of the indicated share classes of the indicated investment portfolios of the Fund under the Transfer Agency Agreement in the following amounts:

Portfolio and Share Class	Waiver (as a % of average daily net assets attributable to share class)
Core Bond Total Return
Investor A Shares	.07%
Investor B Shares	.06%
Investor C Shares	.06%
Core PLUS Total Return
Investor A Shares	.07%
Investor B Shares	.06%
Investor C Shares	.06%
Low Duration Bond
Investor A Shares	.06%
Investor B Shares	.05%
Investor C Shares	.05%
Intermediate Bond
Investor A Shares	.07%
Investor B Shares	.06%
Investor C Shares	.06%

The waivers described above shall continue in effect until February 1, 2004 and from year to year thereafter (a “Yearly Period”) provided such continuance is specifically approved by a majority of the Trustees of the Fund who (i) are not “interested persons” of the Fund, BAI or PFPC, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this letter (“Non-Interested Trustees”). Nevertheless, for any Yearly Period commencing after February 1, 2004, this letter may be terminated by any party hereto, without payment of any penalty, upon written notice to the other parties at their principal places of business, such notice to be provided no later than the December 1 preceding the commencement of the Yearly Period to which the termination relates; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Fund.

The amounts to be waived by BAI and PFPC pursuant to this letter relate only to the class-specific asset-based fees payable under the Administration Agreement (the “Administration Fees”) and the asset-based fees and per account fees payable under the Transfer Agency Agreement (the “Transfer Agency Fees”). Furthermore, for the avoidance of doubt, (i) nothing in this letter shall obligate BAI or PFPC to make any payments to the Fund or the above-listed investment portfolios if the amounts to be waived under the relevant Agreement pursuant to this letter exceed the Administration Fees (with respect to the Administration Agreement) or the Transfer Agency Fees (with respect to the Transfer Agency Agreement) and (ii) if, for any Yearly Period, the amounts to be waived under the relevant Agreement pursuant to this letter exceed the Administration Fees (with respect to the Administration Agreement) or the Transfer Agency Fees (with respect to the Transfer Agency Agreement), such excess shall not be carried over to any succeeding Yearly Periods.

Please acknowledge the foregoing by signing this letter in the space provided below and returning an executed copy to BAI and PFPC.

Sincerely,

BLACKROCK ADVISORS, INC.

By:
Name:
Title:

PFPC INC.

By:
Name:
Title:

CONFIRMED AND ACCEPTED

BLACKROCK FUNDS

By:
Name:
Title:

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